EXHIBIT 99.1

ESCO TECHNOLOGIES


For more information contact:                             For media inquiries:
Patricia K. Moore                                              David P. Garino
Director, Investor Relations                                    (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                    ESCO ANNOUNCES FIRST QUARTER RESULTS AND
                    ----------------------------------------
                        REAFFIRMS FULL YEAR EPS GUIDANCE
                        --------------------------------


     St. Louis, MO, February 5, 2007 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the first quarter ended December 31, 2006, and reaffirmed full year earnings per share (EPS) guidance of $1.50 to $1.65 per share. EPS for the first half of 2007 will be lower than previous expectations due to timing issues between the first and second half of the fiscal year explained in the Business Outlook section below.

     Within this release, references to "quarters" relate to the fiscal quarters ended December 31 for the respective fiscal years noted.

     During the 2007 first quarter, the Company recorded a net loss of ($1.4) million, or ($0.05) per share on net sales of $98.8 million compared to net earnings of $2.2 million, or $0.08 per share on net sales of $90.6 million in the first quarter of 2006. The primary drivers of the lower earnings in the 2007 first quarter include:

o A $1.9 million increase in SG&A expenses consisting of the following items: an additional $0.8 million of sales and marketing expenses incurred in the Test segment to further expand its Asian presence; $0.5 million of additional costs at Hexagram and Nexus related to new product development initiatives; and at Corporate, $0.4 million of professional fees incurred to support a research tax credit project and $0.2 million of additional stock compensation expense.

o An additional $1.6 million of non-cash amortization expenses related to identifiable intangible assets from acquisitions ($0.7 million), and TNG software amortization ($0.9 million).

o Lower sales of high margin defense spares and T-700 shipments, along with additional development costs incurred on Space programs at VACCO which accounted for a combined reduction in EBIT of $1.6 million.

o Approximately $3.1 million of Test chamber and component sales and $1.0 million of profit pushed out of the first quarter as a result of site readiness timing issues ("parent building" general contracting delays) at five locations.

o Approximately $1.2 million of DCSI hardware sales and $0.6 million of profit pushed into January as a result of products being shipped in December but not received by the customer until January.

Sales
-----

     First quarter 2007 sales were $98.8 million, or 9.1 percent higher than first quarter 2006 sales of $90.6 million, due to the acquisitions of Nexus and Hexagram.

     Communications sales of $30.0 million increased $10.9 million, or 57.1 percent in the 2007 first quarter compared to the first quarter of 2006 due to $10.0 million of additional sales from Nexus and Hexagram ($11.2 million in the 2007 first quarter compared to $1.2 million of Nexus-only sales in the 2006 first quarter for the one month period since Nexus' acquisition). In the 2007 first quarter, DCSI sales to COOP and public power (Municipal) customers were $11.7 million compared to $11.4 million in the first quarter of 2006. DCSI sales to investor-owned utilities (IOU's) and sales of Comtrak SecurVision products increased slightly in the first quarter of 2007 versus 2006.

     Filtration sales of $40.6 million decreased $0.9 million, or 2.2 percent during the first quarter of 2007 as compared to 2006 primarily due to a $1.4 million decrease in Defense product sales at VACCO, a $0.4 million decrease at Filtertek primarily related to automotive products, partially offset by a $0.9 million increase in commercial aerospace sales at PTI.

     Test segment sales of $28.2 million decreased $1.8 million, or 6.0 percent, during the first quarter of 2007 as compared to 2006 due to chamber installation timing delays resulting from several "parent building" site readiness issues mentioned above.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the first quarter of fiscal 2007 included the following.

     In the Communications segment, EBIT for the 2007 first quarter was a loss of ($2.8) million, compared to a loss of ($1.0) million in the 2006 first quarter. The primary sources of the $1.8 million decrease in EBIT dollars in 2007 include a $1.7 million decrease in EBIT at DCSI resulting from TNG software amortization ($0.9 million) and Pacific Gas & Electric (PG&E)related program support costs. Hexagram's EBIT was also negatively impacted by approximately $0.4 million from development and initial production start-up costs on new products.

     In the Filtration segment, the 2007 first quarter EBIT was $1.8 million (4.5 percent of sales) compared to $4.1 million (9.9 percent of sales) in the prior year first quarter. This $2.3 million decrease in EBIT was due to: a $1.6 million decrease at VACCO resulting from the decreased sales of high margin defense spares and additional engineering costs incurred on new Space product development programs; a $0.6 million decrease at Filtertek resulting from higher raw material costs and lower overhead absorption resulting from the decrease in domestic automotive sales; and a $0.1 million decrease at PTI resulting from changes in sales mix and higher material costs.

     In the Test segment, EBIT was $2.2 million (7.8 percent of sales) in the first quarter of 2007 compared to $2.9 million in 2006 (9.7 percent of sales) primarily due to the timing of sales noted above and the additional $0.8 million of sales and marketing costs to support near-term sales growth opportunities.

     The Corporate office operating expenses were $1.7 million higher in the first quarter of 2007 compared to 2006 and included $0.7 million of pretax amortization of identifiable intangible assets related to acquisitions, $0.4 million of additional of professional fees incurred to support a research tax credit project, and $0.2 million of additional stock compensation expense.

Effective Tax Rate
------------------

     The effective tax rate in the first quarter of 2007 was a benefit of 56.9 percent and was favorably impacted by $0.9 million of additional research tax credits. The 2006 first quarter effective tax rate was 40.4 percent.

New Orders
----------

     New orders received in the 2007 first quarter were $146.3 million compared to $126.1 million ($117.1 million of new orders plus $9.0 million of Nexus acquired backlog) received in the 2006 first quarter, resulting in a backlog of $300.9 million at December 31, 2006.

     New orders received in the first quarter of 2007 compared to the first quarter of 2006, respectively, were: in Filtration, $45.3 million and $41.1 million; in Communications, $61.8 million and $59.2 million (including the $9.0 million of Nexus acquired backlog); and in Test, $39.3 million and $25.8 million.


     The 2007 new orders resulted in book-to-bill ratios of 112 percent in Filtration, 139 percent in Test and 206 percent in Communications for a consolidated ratio of 148 percent.

     Significant orders in the first quarter of 2007 included: $15.5 million of orders with PG&E for the next phase of its advanced metering deployment; a $6.3 million automotive test chamber order in India; a $3.4 million aerospace filtration order for Boeing 747 aircraft; a $1.0 million chamber order in Korea to test RFID systems; and a $1.0 million chamber order in Canada to test handheld communications devices.

Cash
----

     At December 31, 2006, the Company had $28.0 million in cash and no debt, compared to $36.8 million in cash and no debt at September 30, 2006. The $8.8 million decrease in cash in the 2007 first quarter reflects $11.1 million spent on capital equipment and TNG software upgrades, and $4.3 million spent on additional inventories to support near-term sales growth.

Chairman's Commentary - 2007 First Quarter
------------------------------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "Although first quarter operating results were below our expectations, our entered orders were strong. Additionally, certain timing issues that occurred in the first quarter will negatively impact the first half of the year. In particular, at Hexagram we experienced production delays associated with new product development and a later than planned transition of manufacturing to third-party subcontractors. Also, in the Test business we encountered delays on several projects due to customer start-up and site preparation issues. As a result of these timing issues and relative to our previous first half guidance, our forecast for improved operating performance will be more heavily weighted towards the second half of 2007.

     "All three business segments contributed to our strong entered orders during the quarter resulting in a consolidated book-to-bill ratio of 1.48. In Communications, orders were in line with our expectations and we continue to respond to a high level of requests for proposals (RFP's). Our Test business continues to gain significant momentum internationally, especially in the emerging markets as evidenced by the recent chamber wins in India, Korea and China. Finally, in Filtration, we continue to see strong aerospace orders supplemented by solid growth in the medical business.

     "I am pleased to report that our first quarter order momentum has continued into the second quarter. In January, Hexagram was selected by the Kansas City Missouri Water Services Department to be part of its meter automation program. Hexagram technology is expected to be added to approximately 160,000 meters throughout the Kansas City metropolitan area. We anticipate revenues of $13.5 million over a three year deployment period starting in the third quarter of fiscal year 2007.

     "During my visit to PG&E in January, I received positive feedback on our gas and electric hardware deployment, as well as the progress we are making on our software development. This feedback, combined with the first quarter orders received from PG&E, reaffirms my belief that they are committed to a full AMI deployment.

     "In summary, while I would like to be able to report improved operating results for every quarter of 2007 we did have some weakness relative to our expectations in the first quarter. However, I believe our strong backlog, combined with our new product development programs, supports both our improved operating performance in the second half of the year and our long term plans for profitable growth and increased shareholder value.

Business Outlook
----------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below does not include the impact of potential acquisitions or divestitures, but does include the amortization of identifiable intangible assets related to Nexus and Hexagram, as well as the amortization of the TNG software.

     Additionally, refer to the "Business Outlook - 2007" section of the November 14, 2006 earnings release for a comprehensive discussion of "Purchase Accounting - Identifiable Intangible Assets," "TNG Software Amortization," and the "PG&E Contract."

     The 2007 revenue and EPS estimates described below include approximately $25 million of sales and approximately $10 million of EBIT related to DCSI's portion of the PG&E contract which is subject to revenue deferral until delivery and acceptance of TNG version 3.0 is achieved. Version 3.0 is currently expected to be delivered in the fourth quarter of fiscal 2007, at which time the Company expects to recognize the cumulative deferred revenue on the units delivered up to that date.

     The November 14, 2006 earnings release also contains Management's "Fiscal 2008 Preliminary Long-Term Outlook" and "Chairman's Commentary on Business Outlook."


Earnings Per Share - 2007
-------------------------

     Management estimates of 2007 EPS continue to be in the range of $1.50 to $1.65 per share, which includes $9.1 million of pretax amortization expense, or $0.21 per share, related to purchase accounting intangible assets and TNG software.

     Several timing issues impacting certain large chamber deliveries within the Test business along with accelerated professional fees spent in the first half of the year have negatively impacted the first six months EPS expectations. Certain chamber deliveries previously expected in the first six months, are now expected in the second half of the year, and certain professional fees which had previously been expected to be incurred ratably throughout 2007 are now expected to be higher in the first half of the fiscal year. As a result of these timing issues, the total year expectations remain unchanged, but the first half EPS will be lower than previous expectations.

     For the first half of the year, Management now expects EPS to be between $0.15 and $0.20 per share, down from the previous expectation of $0.25 to $0.30 per share.

     Stock option expense for 2007, which is included in the EPS guidance, is still expected to be in the range of $0.10 to $0.12 per share, or $0.03 to $0.04 per quarter.

     The tax rate for fiscal 2007 is now expected to be approximately 39 percent compared to our previous estimate of 38 percent.

Revenues and EBIT Margins - 2007
--------------------------------

     Management expectations for 2007 revenues and EBIT margins are consistent with the expectations communicated in the November 14, 2006 earnings release and are repeated here for convenience.

     Management expects 2007 consolidated revenues to increase approximately 22 percent and be in the range of $555 to $560 million and the consolidated EBIT margins should be in the range of 11.5 to 12 percent (including the impact of the amortization of identifiable intangible assets and the TNG amortization).

     On a segment and operating unit basis for 2007, Management expects the following:

o PTI sales are expected to increase approximately 4.5 percent and should be between $48 and $49 million and EBIT margins should be in the range of 15 to 15.5 percent.

o VACCO's sales are expected to increase approximately 8 percent with sales expected to be between $35 and $36 million and EBIT margins in the range of 17 to 19 percent as the sales mix changes between defense spares and space products.

o Filtertek sales are expected to increase approximately 7 to 9 percent and be in the range of $102 to $104 million with EBIT margins in the range of 7 to 8 percent.

o The Test segment sales are expected to increase 7.5 to 8.5 percent and be in the range of $138 and $140 million and EBIT margins in the range of 12 to 12.5 percent.

o The Communications segment sales are expected to increase approximately 48 to 50 percent and be in the range of $231 to $234 million and EBIT margins in the range of 18 to 20 percent. Nexus sales are expected to be in the range of $16 to $18 million and EBIT margins should be in the range of 6 to 7 percent. Hexagram sales are expected to be in the range of $60 to $63 million and EBIT margins should be in the range of 22 to 24 percent, including the continued investment in SG&A to support engineering and new product development as well as the expected ramp-up of the PG&E contract. Sales of AMR products at DCSI are expected to be in the range of $144 to $147 million and do not include any revenues in the first half of 2007 associated with the PG&E contract as software delivery is not expected until the fourth quarter of fiscal 2007. DCSI's EBIT margin is expected to be approximately 20 percent including approximately $7.0 million of TNG amortization costs. At December 31, 2006, the Company has approximately $43 million in external TNG development costs capitalized on the balance sheet in other assets, and is expected to incur another $10 million in costs over the next year. Additional non-TNG related engineering and development costs are being expensed as period costs.

o Corporate operating costs for 2007 are expected to be in the range of $17.5 to $18 million and include $2.1 million of pretax amortization of identifiable intangible assets related to Nexus and Hexagram.

Conference Call
---------------

     The Company will host a conference call today, February 5, at 4:00 p.m., Central time, to discuss the Company's first quarter operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 1453378).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding the amounts and timing of fiscal 2007 future revenues, results, earnings, sales, EBIT, EPS, sales and EBIT margins on a consolidated basis and on a segment and operating unit basis, fiscal 2008 revenues, EBIT margins and EPS, pretax amortization expenses in fiscal 2007, 2008 and beyond, test chamber deliveries and professional fees during the second half of the fiscal year, growth in the AMR IOU market, fiscal 2007 corporate operating expenses, fiscal 2007 effective tax rate, long-term success of the Company, stock option expensing, TNG amortization expense in fiscal 2007 and 2008, successful development and customer acceptance of the TNG software, and the timing and amount of future costs to be incurred in connection with the TNG software, the ultimate number, value and timing of DCSI and Hexagram products ordered and deployed by PG&E, the total value of the PG&E contracts, expected ramp-up of the PG&E contracts, Hexagram deliveries and revenues resulting from their contract with Kansas City Missouri Water Services Department, the Company's ability to increase shareholder value and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: actions by the California Public Utility Commission; PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and success of DCSI's software development efforts; the timing and content of purchase order releases under the PG&E contracts; DCSI's and Hexagram's successful performance of the PG&E contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum-based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineeringand development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; successful integration of newly acquired businesses; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose communications systems for electric, gas and water utilities, including hardware and software to support advanced metering applications. In addition, the Company provides engineered filtrations products to the transportation, health care and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com.


                               - tables attached -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)


                                      Three Months Ended   Three Months Ended
                                       December 31, 2006    December 31, 2005
                                       -----------------    -----------------

    Net Sales                             $  98,813            $  90,586
    Cost and Expenses:
      Cost of sales                          71,344               63,986
      SG&A                                   29,384               23,487
      Amortization of intangible assets       2,137                  513
      Interest (income) expense                (338)                (717)
      Other (income) expenses, net             (513)                (378)
                                               ----                 ----
        Total costs and expenses            102,014               86,891
                                            -------               ------

    (Loss) earnings before income taxes      (3,201)               3,695
    Income tax (benefit) expense             (1,820)               1,491
                                             ------                -----

      Net earnings (loss)                 $  (1,381)           $   2,204
                                          =========            =========

    Earnings (loss) per share:
      Basic
        Net earnings                      $   (0.05)           $    0.09
                                          =========            =========

      Diluted
        Net earnings                      $   (0.05)           $    0.08
                                          =========            =========

    Average common shares O/S:
      Basic                                  25,874              25,575
                                             ======              ======
      Diluted                                25,874              26,334
                                             ======              ======



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


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                                 Three Months Ended
                                    December 31,

                                 2006        2005
                                 ----        ----

    Net Sales
    ---------
     Communications             $ 30.0        19.1

     PTI                          11.6        10.7
     VACCO                         6.7         8.1
     Filtertek                    22.3        22.7
                                  ----        ----
       Filtration subtotal        40.6        41.5

     Test                         28.2        30.0
                                  ----        ----
       Totals                   $ 98.8        90.6
                                ======        ====

    EBIT
    ----
     Communications             $ (2.8)       (1.0)

     PTI                           1.1         1.2
     VACCO                         0.3         1.9
     Filtertek                     0.4         1.0
                                   ---         ---
       Filtration subtotal         1.8         4.1

     Test                          2.2         2.9
     Corporate                    (4.7)(1)    (3.0)
                                  ----        ----
        EBIT                      (3.5)        3.0
     Interest income               0.3         0.7
     Income tax (benefit)
       expense                    (1.8)        1.5
                                  ----         ---
     Net (loss) earnings         $(1.4)       $2.2
                                 =====        ====

Note: Depreciation and amortization expense was $4.9 million and $3.1 million for the quarters ended December 31, 2006 and 2005, respectively.

     (1) Corporate EBIT includes $0.7 million of amortization of acquired intangible assets related to the acquisitions of Nexus Energy and Hexagram, Inc.


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)


EBIT Margin Outlook - FY 2007
-----------------------------

Consolidated EBIT margin in the range of 11.5 percent to 12 percent, PTI EBIT margin in the range of 15 percent to 15.5 percent, VACCO EBIT margin in the range of 17 percent to 19 percent, Filtertek EBIT margin in the range of 7 percent to 8 percent, Test segment EBIT margin in the range of 12 percent to 12.5 percent, Communications segment EBIT margin in the range of 18 percent to 20 percent, Nexus EBIT margin in the range of 6 percent to 7 percent, Hexagram EBIT margin in the range of 22 percent to 24 percent and DCSI's EBIT margin to be approximately 20 percent under "EBIT Margins" under "Business Outlook" cannot be reconciled with a GAAP measure as this represents a forward-looking measure with no comparable GAAP measurement quantifiable at this time.


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


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                        December 31,    September 30,
                                            2006             2006
                                            ----             ----

Assets
------
  Cash and cash equivalents              $ 27,998         $ 36,819
  Accounts receivable, net                 75,430           83,816
  Costs and estimated earnings
    on long-term contracts                  1,208            1,345
  Inventories                              55,292           50,984
  Current portion of deferred
    tax assets                             24,921           24,251
  Other current assets                     11,296           10,042
                                           ------           ------
    Total current assets                  196,145          207,257

  Property, plant and equipment, net       69,227           68,754
  Goodwill                                143,399          143,450
  Other assets                             70,741           69,233
                                           ------           ------
                                         $479,512         $488,694
                                         ========         ========


Liabilities and Shareholders' Equity
------------------------------------

  Accounts payable                       $ 32,122           39,496
  Other current liabilities                38,457           36,399
                                           ------           ------
      Total current liabilities            70,579           75,895
  Deferred income                           3,997            7,458
  Other liabilities                        27,694           28,907
  Long-term debt                               --               --
  Shareholders' equity                    377,242          376,434
                                          -------          -------
                                         $479,512         $488,694
                                         ========         ========


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


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                    Three Months Ended
                                                    December 31, 2006
                                                    -----------------
Cash flows from operating activities:
  Net loss                                              $ (1,381)
  Adjustments to reconcile net loss to
   net cash provided by operating activities:
    Depreciation and amortization                          4,909
    Stock compensation expense                             1,486
    Changes in operating working capital                   1,325
    Effect of deferred taxes                              (1,259)
    Change in deferred revenue and costs, net             (2,278)
    Other                                                   (756)
                                                            ----
      Net cash provided by operating activities            2,046

Cash flows from investing activities:
  Capital expenditures                                    (2,787)
  Capitalized software expenditures                       (8,344)
                                                          ------
    Net cash used by investing activities                (11,131)
                                                         -------

Cash flows from financing activities:
  Other, including exercise of stock options                 264
                                                             ---
    Net cash provided by financing activities                264
                                                             ---
  Net decrease in cash and cash equivalents              ( 8,821)
  Cash and cash equivalents, beginning of period          36,819
                                                          ------
  Cash and cash equivalents, end of period              $ 27,998
                                                        ========


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
Orders-Q1 FY 2007             Comm.   Filtration     Test     Total
-----------------             -----   ----------     ----     -----
  Beginning Backlog
   9/30/06                $  118,986    78,569      55,857   253,412
  Entered Orders              61,788 *  45,299      39,262   146,349
  Sales                      (30,034)* (40,578)    (28,201)  (98,813)
                             -------   -------     -------   -------
  Ending Backlog-
   12/31/06               $  150,740    83,290      66,918   300,948
                          ==========    ======      ======   =======


*Communications Recap:            Q1 FY 2007          Q1 FY 2007
----------------------
                                Entered Orders           Sales
                                --------------           -----

DCSI                               $  38,942             16,211
Comtrak                                2,606              2,600
Nexus Energy                           6,379              3,604
Hexagram                              13,861              7,619
                                      ------              -----
  Total                            $  61,788             30,034
                                   =========             ======








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